Agreement to Purchase

This Agreement to Purchase (“Agreement”) is made and effective this 27th day of November, 2010, by and between:

Merryhome, SA de C.V. and its associated businesses (also herein: “MerryHome”) located and doing business with offices at 18480 Calle Cochimies, Tijuana, B.C. C.P. 22216, and

FORZA Environmental Building Products, Inc. (also herein: “FORZA”) located and doing business with offices at 5927 Balfour Court, Suite 112, Carlsbad, California 92008.

FORZA Environmental Building Products, Inc. desires to sell to MerryHome Inc., and MerryHome, Inc. desires to purchase from FORZA Environmental Building Products, Inc., their self-manufactured product known as the FORZA Artzer Z-Panel.

Therefore, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Sale

FORZA Environmental Building Products, Inc. agrees to sell, transfer and convey to MerryHome Inc., and MerryHome Inc. agrees to purchase a total quantity of FORTY-THOUSAND (40,000) FORZA Artzer Z-Panels (herein the “Panels” and/or the Artzer Z-Panels) as required by MerryHome.

Sale and Delivery of these panels will follow the purchasing process of MerryHome, with purchase orders issued on an as need basis and contingent upon the needs and requirements of MerryHome. Orders delivered deduct from the total 40,000 panel sales agreement.

The first (1st) Order and Delivery shall provide the TWO-HUNDRED Panels estimated necessary to provide training for and construction of the “Los Pinos Demo House”.

2. Selling Price

MerryHome Inc. shall pay to FORZA Environmental Building Products, Inc. the amount of FIFTY-DOLLARS ($50.00) per each FORZA Artzer Z-Panel as delivered.

MerryHome Inc. shall order and receive and make payment within 10 days following each delivery of the Z-Panels by FORZA Environmental Building Products, Inc. as provided herein, subject to MerryHome Inc.’s right of inspection as set forth in Section 4 below.

3. Right of Inspection

MerryHome, Inc. shall have the right to inspect the Panels on arrival at MerryHome Inc.’s facility. Within 7 days after delivery, MerryHome Inc. must give notice to FORZA Environmental Building Products, Inc. of any claim with respect to the condition, quality or grade of the Panels or non-conformance to this Agreement, specifying the basis of the claim in detail by hand-delivered / acknowledged & signed receipt or by a recognized overnight delivery service such as FedEx.

In the case of a claim, FORZA Environmental Building Products, Inc. may, at its option, inspect the Panels at MerryHome Inc.’s facilities to confirm that the Panels do not conform.

Failure of MerryHome, Inc. to comply with these conditions within the time set forth herein shall constitute irrevocable acceptance of the Panels by MerryHome Inc. In the event the Panels do not conform to this Agreement, MerryHome Inc.’s sole remedy and FORZA Environmental Building Products, Inc.’s sole obligation shall be at FORZA Environmental Building Products, Inc.’s option to replace the Panels at FORZA Environmental Building Products, Inc.’s expense or credit MerryHome Inc. the amount of the purchase price for the non-conforming Panels.

4. Transfer of Ownership

Transfer of ownership rights in the Panels shall not pass to MerryHome Inc. until MerryHome Inc. has paid in full the said purchase price of the individual order to FORZA Environmental Building Products, Inc.

5. Limitation of Liability

In no event shall FORZA Environmental Building Products, Inc. be liable for any special, indirect, incidental or consequential damages arising out of or connected with this Agreement or the Panels, regardless of whether a claim is based on contract, tort, strict liability or otherwise, nor shall MerryHome Inc.’s damages exceed the amount of the purchase price of the Panels.

6. Taxes

MerryHome Inc. shall pay or reimburse in full FORZA Environmental Building Products, Inc. as appropriate for any sales, use, excise or other tax imposed or levied with respect to the payment of the purchase price for the Panels or the conveyance of title in the Panels to MerryHome Inc. by any recognized government authority, whether at the local, state, or federal level.

In no event shall MerryHome Inc. be responsible for any tax imposed upon FORZA Environmental Building Products, Inc. based upon FORZA Environmental Building Products, Inc.’s income or for the privilege of doing business.

7. Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or recognized over night delivery services such as FedEx.

If to FORZA Environmental Building Products, Inc.: Michael C. Lee

If to MerryHome Inc.: Charles Wang

8. Entirety of Agreement

The Terms and Conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. No change can be made to this Agreement other than in writing and signed by both parties.

9. Termination of Contract

This contract will be in effect for 2 years from the date of signing. Any remaining orders not yet effectuated can be renegotiated at that time with the understanding that another contract may be written to carry the remainder of the order or any potential additional orders forward.

10. Governing Law

This Agreement shall be construed and enforced according to the laws of the State of Baja California, Mexico. Disputes under this Agreement must be brought in this venue unless the parties mutually agree to do otherwise.

11. Headings in this Agreement

The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

In Witness whereof: both of the parties have executed this Agreement as of the date first written above.

________________________________________Date 11/27/2010

For: MerryHome , SA de C.V.

________________________________________Date___________

For: FORZA Environmental Building Products, Inc.